Exhibit 99.1

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of CNL Healthcare Properties, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CNL Healthcare Properties, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Analysis of Real Estate Assets for Indicators of Impairment

As described in Notes 2 and 4 to the consolidated financial statements, the net carrying value of the Company’s real estate investment properties was $1.2 billion as of December 31, 2025. Real estate assets are reviewed by management on an ongoing basis to determine whether there are any impairment indicators. Management considers potential impairment indicators to primarily include (i) changes in a real estate asset’s operating performance, such as a current period net operating loss combined with a history of net operating losses, or a projection or forecast that demonstrates continuing losses associated with the use of a real estate asset or (ii) a current expectation that, more likely than not, a real estate asset will be sold or otherwise disposed of significantly before the end of its previously estimated holding period.

The principal considerations for our determination that performing procedures relating to the analysis of real estate assets for indicators of impairment is a critical audit matter are (i) the significant judgment by management when determining impairment indicators, including the real estate assets’ operating performance and the estimated holding period, and (ii) the high degree of auditor judgment and subjectivity in performing procedures related to management’s determination of impairment indicators and the real estate assets’ operating performance and the estimated holding period.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) evaluating the appropriateness of management’s analysis of each real estate asset’s operating performance and the reasonableness of management’s determination of whether there were assets with net operating losses that are impairment indicators; (ii) testing the changes to the Company’s leases for real estate assets related to the future minimum lease payment schedules and evaluating the impact to an asset’s operating performance; (iii) reading the meeting minutes of the Board of Directors; (iv) inquiring of management about their judgments pertaining to the Company’s evaluation of whether their plans have resulted in the determination that it is more likely than not there has been a change to the estimated holding period of an asset or group of assets; and (v) comparing management’s determination of impairment indicators with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
March 9, 2026
We have served as the Company’s auditor since 2010.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
ASSETS	2025	2024
Real estate investment properties, net	$1,208,470	$1,244,663
Cash	55,989	44,011
Restricted cash	1,748	1,602
Other assets	12,658	19,095
Deferred rent, lease incentives and intangibles, net	9,255	9,970

Total assets	$1,288,120	$1,319,341

LIABILITIES AND EQUITY
Liabilities:
Mortgages and other notes payable, net	$—	$15,790
Credit facilities, net	563,930	550,347
Accounts payable and accrued liabilities	24,762	28,871
Other liabilities	11,768	11,225
Due to related parties	1,435	1,327

Total liabilities	601,895	607,560

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 200,000 shares authorized; none issued or outstanding	—	—
Excess shares, $0.01 par value per share, 300,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value per share, 1,120,000 shares authorized, 187,958 shares issued and 175,274 shares outstanding	1,739	1,739
Capital in excess of par value	1,515,799	1,515,799
Accumulated income	51,438	60,248
Accumulated distributions	(882,744)	(864,932)
Accumulated other comprehensive loss	(7)	(1,073)

Total stockholders’ equity	686,225	711,781

Total liabilities and equity	$1,288,120	$1,319,341

See accompanying notes to consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2025	2024	2023
Revenues:
Rental income and related revenues	$28,467	$27,298	$26,920
Resident fees and services	364,180	338,662	314,560

Total revenues	392,647	365,960	341,480

Operating expenses:
Property operating expenses	262,516	245,537	235,524
General and administrative expenses	12,668	8,759	9,101
Asset management fees	13,846	13,353	13,856
Property management fees	18,047	16,712	15,438
Financing coordination fees	—	—	2,671
Depreciation and amortization	51,739	50,689	51,234

Total operating expenses	358,816	335,050	327,824

Operating income	33,831	30,910	13,656
Other income (expense):
Interest and other income	1,704	1,141	3,113
Interest expense and loan cost amortization	(43,645)	(45,858)	(41,873)

Total other expense	(41,941)	(44,717)	(38,760)

Loss before income taxes	(8,110)	(13,807)	(25,104)
Income tax expense	(700)	(611)	(560)

Net loss	(8,810)	(14,418)	(25,664)
Less: Amounts attributable to noncontrolling interests	—	44	34

Net loss attributable to common stockholders	$(8,810)	$(14,462)	$(25,698)

Net loss per share of common stock (basic and diluted)	$(0.05)	$(0.08)	$(0.15)

Weighted average number of shares of common stock outstanding (basic and diluted)	173,942	173,942	173,958

See accompanying notes to consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Years Ended December 31,
	2025	2024	2023
Net loss	$(8,810)	$(14,418)	$(25,664)
Other comprehensive income (loss):
Unrealized gain (loss) on derivative financial instruments	1,066	1,499	(2,556)

Total other comprehensive gain (loss)	1,066	1,499	(2,556)

Comprehensive loss	(7,744)	(12,919)	(28,220)
Less: Comprehensive income attributable to noncontrolling interest	—	44	34

Comprehensive loss attributable to common stockholders	$(7,744)	$(12,963)	$(28,254)

See accompanying notes to consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Common Stock		Capital in Excess of Par Value	Accumulated Income (Loss)	Accumulated Distributions	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity	Non- controlling Interest	Total Equity
	Number of Shares	Par Value
Balance at December 31, 2022	173,960	$1,740	$1,516,926	$100,408	$(829,307)	$(16)	$789,751	$543	$790,294
Redemptions of common stock	(18)	(1)	(120)	—	—	—	(121)	—	(121)
Net (loss) income	—	—	—	(25,698)	—	—	(25,698)	34	(25,664)
Other comprehensive loss	—	—	—	—	—	(2,556)	(2,556)	—	(2,556)
Distribution to noncontrolling interest	—	—	—	—	—	—	—	(100)	(100)
Cash distributions declared ($0.10240 per share)	—	—	—	—	(17,813)	—	(17,813)	—	(17,813)

Balance at December 31, 2023	173,942	$1,739	$1,516,806	$74,710	$(847,120)	$(2,572)	$743,563	$477	$744,040

Net (loss) income	—	—	—	(14,462)	—	—	(14,462)	44	(14,418)
Other comprehensive income	—	—	—	—	—	1,499	1,499	—	1,499
Purchase of noncontrolling interest	—	—	(1,007)	—	—	—	(1,007)	(521)	(1,528)
Cash distributions declared ($0.10240 per share)	—	—	—	—	(17,812)	—	(17,812)	—	(17,812)

Balance at December 31, 2024	173,942	$1,739	$1,515,799	$60,248	$(864,932)	$(1,073)	$711,781	$—	$711,781

Net loss	—	—	—	(8,810)	—	—	(8,810)	—	(8,810)
Other comprehensive income	—	—	—	—	—	1,066	1,066	—	1,066
Cash distributions declared ($0.10240 per share)	—	—	—	—	(17,812)	—	(17,812)	—	(17,812)

Balance at December 31, 2025	173,942	$1,739	$1,515,799	$51,438	$(882,744)	$(7)	$686,225	$—	$686,225

See accompanying notes to consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2025	2024	2023
Operating activities:
Net loss	$(8,810)	$(14,418)	$(25,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,739	50,689	51,234
Amortization of loan costs	5,113	5,221	2,440
Amortization of premium for debt investments	—	—	(17)
Amortization of discounts	—	—	(760)
Straight-line rent adjustments	1,150	1,701	1,737
Loss on extinguishment of debt	56	—	131
Other non-cash operating activities	106	1,043	4,140
Changes in operating assets and liabilities:
Other assets	2,665	(3,411)	(1,933)
Accounts payable and accrued liabilities	(2,924)	(2,449)	1,143
Other liabilities	1,150	1,879	(392)
Due to related parties	108	35	(105)

Net cash flows provided by operating activities	50,353	40,290	31,954

Investing activities:
Capital expenditures	(15,515)	(16,142)	(15,868)
Purchase of held-to-maturity securities	—	—	(4,880)
Proceeds from maturity of short-term securities	—	—	30,000

Net cash (used in) provided by investing activities	(15,515)	(16,142)	9,252

Financing activities:
Distributions to stockholders	(17,812)	(17,812)	(17,813)
Draws under credit facilities	16,000	16,000	190,770
Repayments on credit facilities	(5,000)	(10,000)	(190,770)
Principal payments on mortgages and other notes payable	(15,850)	(20,968)	(25,284)
Purchase of interest rate caps	(66)	(100)	(3,285)
Payment of loan costs	(15)	(15)	(12,449)
Purchase of noncontrolling interests	—	(1,528)	—
Distributions to noncontrolling interests	—	—	(100)
Other financing activities	29	—	39

Net cash flows used in financing activities	(22,714)	(34,423)	(58,892)

Net increase (decrease) in cash and restricted cash	12,124	(10,275)	(17,686)
Cash and restricted cash at beginning of period	45,613	55,888	73,574

Cash and restricted cash at end of period	$57,737	$45,613	$55,888

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$38,749	$41,209	$34,900

Cash paid for taxes, net	$784	$823	$687

See accompanying notes to consolidated financial statements.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

1.	Organization

CNL Healthcare Properties, Inc. (the “Company”) is a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) for United States (“U.S.”) federal income tax purposes. The Company has been and intends to continue to be organized and operate in a manner that allows it to remain qualified as a REIT for U.S. federal income tax purposes. The Company conducts substantially all of its operations either directly or indirectly through: (1) an operating partnership, CHP Partners, LP (“Operating Partnership”), in which the Company is the sole limited partner and its wholly-owned subsidiary, CHP GP, LLC, is the sole general partner; (2) a wholly-owned taxable REIT subsidiary (“TRS”), CHP TRS Holding, Inc.; (3) property owner and lender subsidiaries, which are single purpose entities; and (4) through November 1, 2024, an investment in a consolidated joint venture.

The Company is externally managed and advised by CNL Healthcare Corp. (“Advisor”), which is an affiliate of CNL Financial Group, LLC (“Sponsor”). The Sponsor is an affiliate of CNL Financial Group, Inc. (“CNL”). The Advisor is responsible for managing the Company’s day-to-day operations, serving as a consultant in connection with policy decisions to be made by the board of directors, and for identifying, recommending and executing on possible strategic alternatives and dispositions on the Company’s behalf pursuant to an advisory agreement among the Company, the Operating Partnership and the Advisor (as amended, the “Advisory Agreement”). Substantially all of the Company’s operating, administrative and certain property management services are provided by affiliates of the Advisor. In addition, certain property management services are provided by third-party property managers.

In 2017, the Company began evaluating possible strategic alternatives to provide liquidity to the Company’s stockholders. As part of executing under possible strategic alternatives, the Company’s board of directors committed to a plan to sell 70 properties, which included medical office buildings, post-acute care facilities, acute care hospitals and several skilled nursing facilities across the U.S. The Company completed the sale of the last of these 70 properties in 2022. In addition, on November 4, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonida Senior Living, Inc (“Sonida Senior Living”) whereby Sonida Senior Living will acquire 100% of the outstanding common stock of the Company in a cash and stock transaction valued at approximately $1.80 billion. Under the terms of the Merger Agreement, each outstanding share of the Company’s common stock will be converted into shares of Sonida Senior Living common stock based on an exchange ratio set forth in the Merger Agreement and $2.32 in cash. The exchange ratio is subject to collar mechanisms depending on the trading price of Sonida Senior Living common stock, as set forth in the Merger Agreement. The merger is expected to close on March 11, 2026, subject to satisfaction of closing conditions described in the Merger Agreement.

As of December 31, 2025, the Company’s seniors housing portfolio was geographically diversified with properties in 26 states and consisted of interests in 70 properties, including 69 seniors housing communities and one vacant land parcel. The Company has primarily leased its seniors housing properties to wholly-owned TRS entities and engaged independent third-party managers under management agreements to operate the properties under the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structures; however, the Company has also leased some of its properties to third-party tenants under triple-net or similar lease structures, where the tenant bears all or substantially all of the costs (including cost increases, for real estate taxes, utilities, insurance and ordinary repairs).

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation — The accompanying consolidated financial statements include the Company’s accounts, the accounts of wholly owned subsidiaries and through November 1, 2024, the accounts of a variable interest entity (“VIE”) in which the Company was the primary beneficiary. All material intercompany accounts and transactions have been eliminated in consolidation.

In accordance with the guidance for the consolidation of a VIE, the Company was required to identify entities for which control was achieved through means other than voting rights and to determine the primary beneficiary of its VIE. The Company qualitatively assessed whether it was the primary beneficiary of a VIE and considered various factors including, but not limited to, the design of the entity, its organizational structure including decision-making ability and financial agreements, its ability and the rights of others to participate in policy making decisions, as well as its ability to replace the VIE manager and/or liquidate the entity. On November 1, 2024, the Company acquired the remaining 5% non-controlling interest and as of December 31, 2025 and 2024, did not have any interests in a VIE.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

Grant Income — In response to the coronavirus pandemic, the federal government and some states provided funds to providers of seniors housing communities. These funds were deemed federal/state governmental grants, provided that the recipients attested to and complied with certain terms and conditions. Grant income is recognized upon receipt of the funds and when all the conditions of the grant have been met. During the years ended December 31, 2024 and 2023, the Company recorded approximately $44.0 thousand and $1.0 million respectively, as other income in the accompanying consolidated statements of operations as all conditions of the grant had been met. During the year ended December 31, 2025, the Company did not record any grant income.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods and the disclosure of contingent liabilities. For example, significant assumptions are made in the analysis of real estate impairments (when such impairments exist), the valuation of contingent assets and liabilities, and the valuation of restricted common stock (“Restricted Stock”) shares issued to the Advisor through December 31, 2016 pursuant to the Company’s Expense Support Agreement with the Advisor (the “Expense Support Agreement”). Accordingly, actual results could differ from those estimates.

Reclassifications — Certain amounts in the prior years’ consolidated financial statements and schedules have been reclassified to conform to the current year’s presentation.

Depreciation and Amortization — Real estate costs related to the acquisition and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and improvements are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Real estate assets are stated at cost less accumulated depreciation, which is computed using the straight-line method of accounting over the estimated useful lives of the related assets. Buildings and improvements are depreciated on the straight-line method over their estimated useful lives, which generally are the lesser of 39 and 15 years, respectively.

Amortization of intangible assets is computed using the straight-line method of accounting over the shorter of the respective lease term or estimated useful life. If a lease is terminated or modified prior to its scheduled expiration, the Company recognizes a loss on lease termination related to the unamortized lease-related costs not deemed to be recoverable.

Impairment of Real Estate Assets — Real estate assets are reviewed on an ongoing basis to determine whether there are any impairment indicators. Management considers potential impairment indicators to primarily include (i) changes in a real estate asset’s operating performance, such as a current period net operating loss combined with a history of net operating losses, or a projection or forecast that demonstrates continuing losses associated with the use of a real estate asset or (ii) a current expectation that, more likely than not, a real estate asset will be sold or otherwise disposed of significantly before the end of its previously estimated holding period. To assess if an asset is potentially impaired, management compares the estimated current and projected undiscounted cash flows, including estimated net sales proceeds, of the asset group over its remaining useful life to the net carrying value of the asset group. Such cash flow projections consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In the event that the carrying value exceeds the undiscounted operating cash flows, the Company would recognize an impairment provision to adjust the carrying value of the asset group to the estimated fair value.

Cash — Cash consists of demand deposits at commercial banks. The Company also invests in cash equivalents consisting of highly liquid investments in money market funds with original maturities of three months or less. As of December 31, 2025, certain of the Company’s cash deposits exceeded federally insured amounts. However, the Company continues to monitor the third-party depository institutions that hold the Company’s cash, primarily with the goal of safeguarding principal. The Company attempts to limit cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

Restricted Cash — Certain amounts of cash are escrowed to fund capital expenditures and certain security deposits represent restricted use funds.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

Held-to-Maturity Securities — From time to time, the Company may invest in U.S. Treasuries, which it has designated as held-to-maturity (“HTM”) securities, because the Company has both the ability and the intent to hold them until maturity. All assets classified as HTM are included within other assets in the consolidated balance sheets and reported at stated cost plus any premiums or discounts. Premiums or discounts are amortized or accreted as interest and other income in the consolidated statement of operations.

The Company evaluates its HTM securities on a quarterly basis to assess whether a decline in the fair value of an HTM security below the Company’s amortized cost basis is an other-than-temporary impairment (“OTTI”). The presence of OTTI is based upon a fair value decline below a security’s amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors. Impairment is considered other-than-temporary if the Company does not expect to recover the security’s amortized cost basis.

Loan Costs — Financing costs paid in connection with obtaining debt are deferred and amortized over the estimated life of the debt using the effective interest method. As of December 31, 2025 and 2024, the accumulated amortization of loan costs was approximately $10.7 million and $6.0 million, respectively.

Deferred Lease-Related Costs — The Company deferred lease-related costs that it incurred to obtain new or extend existing leases. The Company amortizes these costs using the straight-line method of accounting over the shorter of the respective lease term or estimated useful life. If a lease is terminated or modified prior to its scheduled expiration, the Company recognizes a loss on lease termination related to any unamortized deferred lease-related costs not deemed to be recoverable.

Revenue Recognition — Rental income and related revenues for operating leases are recognized based on the assessment of collectability of lease payments. When collectability is probable at commencement of the lease, lease income is recognized on an accrual basis and includes rental income that is recorded on the straight-line basis over the term of the lease. Collectability is reassessed during the lease term. When collectability of lease payments is no longer probable, lease income is recorded on a cash basis and limited to the amount of lease payments collected. In addition, lease related costs (the deferred rent from prior GAAP straight-line adjustments, unamortized lease costs and other lease related intangibles) are written-off when the Company determines that these assets are no longer realizable.

Rental income and related revenues recorded on an accrual basis include rental income that is recorded on the straight-line basis over the terms of the leases. The straight-line method records the periodic average amount of base rent earned over the term of a lease, taking into account contractual rent increases over the lease term. The Company records the difference between base rent revenues earned and amounts due per the respective lease agreements, as applicable, as an increase or decrease to deferred rent and lease incentives in the accompanying consolidated balance sheets. Rental income and related revenues also include amounts for which tenants are required to reimburse the Company related to expenses incurred on behalf of the tenants, in accordance with the terms of the leases. Tenant reimbursements are recognized in the period in which the related reimbursable expenses are incurred, such as real estate taxes, common area maintenance, and similar items.

Some of the Company’s leases require the tenants to pay certain additional contractual amounts that are set aside by the Company for replacements of fixed assets and other improvements to the properties. These amounts are and will remain the property of the Company during and after the term of the lease. The amounts are recorded as capital improvement reserve income at the time such amounts are earned and are included in rental income and related revenues in the accompanying consolidated statements of operations. Additional percentage rent that is due contingent upon tenant performance thresholds, such as gross revenues, is deferred until the underlying performance thresholds have been achieved.

Resident fees and services are operating revenues relating to the Company’s managed seniors housing properties, which are operated under RIDEA structures. Resident fees and services directly relate to the provision of monthly goods and services that are generally bundled together under a single resident agreement.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

The Company accounts for its resident agreements as a single performance obligation given the Company’s overall promise to provide a series of stand-ready goods and services to its residents each month. Resident fees and services are recorded in the period in which the goods are provided and the services are performed and generally consist of (1) monthly rent, which covers occupancy of the residents’ unit as well as basic services, such as utilities, meals and certain housekeeping services, and (2) service level charges, such as assisted living care, memory care and ancillary services. Resident agreements are generally short-term in nature, billed monthly in advance and cancellable by the residents with a 30-day notice. Resident agreements may require the payment of upfront fees prior to moving into the community with any non-refundable portion of such fees being recorded as deferred revenue and amortized over the estimated resident stay.

Derivative Financial Instruments — The Company uses or has used derivative financial instruments to partially offset the effect of fluctuating interest rates on the cash flows associated with its variable-rate debt. Upon entry into a derivative, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. The Company accounts for derivatives through the use of a fair value concept whereby the derivative positions are stated at fair value in other assets or in other liabilities in the accompanying consolidated balance sheets. The fair value of derivatives used to hedge or modify risk fluctuates over time. As such, the fair value amounts should not be viewed in isolation, but rather in relation to the cash flows or fair value of the underlying hedged transaction and to the overall reduction in the exposure relating to adverse fluctuations in interest rates on the Company’s variable-rate debt. Realized and unrealized gain (loss) on derivative financial instruments designated by the Company as cash flow hedges are reported as a component of other comprehensive income (loss), a component of stockholders’ equity, in the accompanying consolidated statements of comprehensive income (loss) to the extent they are effective; reclassified into earnings on the same line item associated with the hedged transaction and in the same period the hedged transaction affects earnings.

Fair Value Measurements — Fair value assumptions are based on the framework established in the fair value accounting guidance under GAAP. The framework specifies a hierarchy of valuation inputs which was established to increase consistency, clarity and comparability in fair value measurements and related disclosures. The guidance describes the following fair value hierarchy based upon three levels of inputs that may be used to measure fair value, two of which are considered observable and one that is considered unobservable:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 — Inputs, other than quoted prices included in Level 1, that are observable for the asset or liability either directly or indirectly; such as, quoted prices for similar assets or liabilities or other inputs that can be corroborated by observable market data.

•	Level 3 — Unobservable inputs for the asset or liability, which are typically based on the Company’s own assumptions, as there is little, if any, related market activity.

When market data inputs are unobservable, the Company utilizes inputs that it believes reflects the Company’s best estimate of the assumptions market participants would use in pricing the asset or liability. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The estimated fair value of accounts payable and accrued liabilities approximates the carrying value as of December 31, 2025 and 2024 because of the relatively short maturities of the obligations.

Mortgages and Other Notes Payable — Mortgages and other notes payable are recorded at the stated principal amount and are generally collateralized by the Company’s properties. Mortgages and other notes payable assumed in connection with an acquisition are recorded at fair market value as of the date of the acquisition.

Share-Based Payments to Non-Employees — In connection with the Expense Support Agreement that was terminated effective June 8, 2023 described in Note 7. “Related Party Arrangements,” the Company previously agreed to issue restricted stock to the Advisor (“Restricted Stock”) on an annual basis in exchange for providing expense support in the event that cash distributions declared exceed MFFO as defined by the Expense Support Agreement.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

The Restricted Stock issued is forfeited if stockholders do not ultimately receive their original invested capital back with at least a 6% annualized return of investment upon a future liquidity or disposition event of the Company. Upon issuance of Restricted Stock, the Company measures the fair value at its then-current lowest aggregate fair value pursuant to ASC 505-50. On the date in which the Advisor satisfies the vesting criteria, the Company remeasures the fair value of the Restricted Stock pursuant to ASC 505-50 and records expense equal to the difference between the original fair value and that of the remeasurement date. In addition, given that performance is outside the control of the Advisor and involves both market conditions and counterparty performance conditions, the shares are treated as unissued for accounting purposes and the Company only includes the Restricted Stock in the calculation of diluted earnings per share to the extent their effect is dilutive and the vesting conditions have been satisfied as of the reporting date.

Pursuant to the Expense Support Agreement, the Advisor shall be the record owner of the Restricted Stock until the shares of common stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares (to the extent permitted by the Company’s articles of incorporation) and receive all distributions paid with respect to such shares. All distributions actually paid to the Advisor in connection with the Restricted Stock shall vest immediately and will not be subject to forfeiture. The Company recognizes expense related to the distributions on the Restricted Stock shares as declared.

Net Income (Loss) per Share — Net income (loss) per share is calculated based upon the weighted average number of shares of common stock outstanding (and excludes the Restricted Stock shares issued to the Advisor under the Expense Support Agreement) during the period in which the Company was operational. Refer to Note 7. “Related Party Arrangements” for additional information on the Restricted Stock shares.

Income Taxes — The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended and related regulations beginning with the year ended December 31, 2012. In order to be taxed as a REIT, the Company is subject to certain organizational and operational requirements, including the requirement to make distributions to its stockholders each year of at least 90% of its annual REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If the Company qualifies for taxation as a REIT, the Company generally will not be subject to U.S. federal income tax on income that the Company distributes as dividends. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the IRS grants the Company relief under certain statutory provisions. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and U.S. federal income and excise taxes on its undistributed income.

The Company has formed subsidiaries which elected to be taxed as a TRS for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and applicable state laws, a TRS will be subject to tax on its taxable income from its operations. The Company will account for federal and state income taxes with respect to a TRS using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities, the respective tax bases, operating losses and/or tax-credit carryforwards. A valuation allowance is provided if the Company believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes the Company to change our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

Recently Adopted Accounting Pronouncements — In December 2023, the FASB issued ASU No. 2023-09, “Improvements to Income Tax Disclosures (Topic 740),” which requires entities to disclose in their rate reconciliation table additional categories of information about federal, state and foreign income taxes as well as additional information about reconciling items if certain quantitative thresholds are met. This pronouncement will require all entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. This ASU was effective for the Company for fiscal years beginning after December 15, 2024, and did not have a material impact on the Company’s consolidated financial statements. Refer to Note 10. “Income Taxes” for the additional required disclosures.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

2.	Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements — In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, which requires disaggregated disclosures in the notes of the financial statements of certain categories of expenses that are included in expense line items on the face of the income statement. This pronouncement is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s consolidated financial statements and disclosures.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow-Scope Improvements”, which provides a comprehensive list of interim disclosures required for condensed statements. It also includes a requirement to disclose material events and changes that occur after the end of the most recent annual reporting period. The amendments in this ASU are effective for interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s consolidated financial statements and disclosures.

3.	Revenue

The following table presents disaggregated revenue related to the Company’s resident fees and services during the years ended December 31, 2025, 2024 and 2023:

	Years Ended December 31,
	Number of Units (Unaudited)			Revenues (in millions)			Percentage of Revenues
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Resident fees and services:
Independent living	2,223	2,222	2,222	$91.7	$86.8	$80.7	25.2%	25.6%	25.7%
Assisted living	3,048	3,048	3,039	185.3	168.9	156.8	50.9	49.9	49.8
Memory care	923	923	932	69.4	66.0	61.5	19.0	19.5	19.5
Other revenues	—	—	—	17.8	17.0	15.6	4.9	5.0	5.0

	6,194	6,193	6,193	$364.2	$338.7	$314.6	100.0%	100.0%	100.0%

4.	Real Estate Assets, net

The gross carrying amount and accumulated depreciation of the Company’s real estate assets as of December 31, 2025 and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Land and land improvements	$139,248	$138,307
Building and building improvements	1,520,967	1,512,240
Furniture, fixtures and equipment	123,382	118,216
Less: accumulated depreciation	(575,127)	(524,100)

Real estate investment properties, net	$1,208,470	$1,244,663

Depreciation expense on the Company’s real estate investment properties, net was approximately $51.7 million, $50.6 million and $50.1 million for the years ended December 31, 2025, 2024 and 2023, respectively.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

5.	Operating Leases

As of December 31, 2025, the Company owned 15 seniors housing properties that have been leased to two tenants under triple-net operating leases. Under the terms of the Company’s triple-net lease agreements, each tenant is responsible for the payment of property taxes, general liability insurance, utilities, repairs and maintenance, including structural and roof maintenance expenses. Each tenant is expected to pay real estate taxes directly to the taxing authorities and, therefore, such amounts are not included in the Company’s consolidated financial statements. However, if the tenant does not pay the real estate taxes, the Company will be liable for such amounts. As of December 31, 2025, the total annualized property tax assessed on these properties was approximately $3.6 million.

In May 2025, the Company entered into new leases with one tenant covering 13 properties that were scheduled to expire in May and December 2025. The new leases will expire in May 2030. As of December 31, 2025, the Company’s triple-net operating leases had a weighted average remaining lease term of 5.0 years based on annualized base rents expiring between 2030 and 2032. The Company’s tenants hold options to extend the lease terms at certain properties for five-year periods, which are generally subject to terms and conditions similar to those provided under the initial lease term, including rent increases. The reported lease term is determined based on the non-cancellable periods of the Company’s leases unless economic incentives make it reasonably certain that an extension option will be exercised, in which case the Company includes the extended lease term.

The following are future minimum lease payments for the Company’s 15 senior housing properties to be received under non-cancellable operating leases for the next five years and thereafter, in the aggregate, as of December 31, 2025 (in thousands):

2026	$28,048
2027	28,598
2028	29,171
2029	29,756
2030	18,667
Thereafter	12,837

$147,077

The future minimum lease payments to be received reported in the table above exclude straight-line rent adjustments and base rent attributable to any renewal options exercised by the tenants in the future. Several of our operating leases include options to extend the lease term. For purposes of determining the lease term, we exclude these extension periods unless it is reasonably certain at lease commencement that the extension options will be exercised.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

6.	Indebtedness

The following table provides details of the Company’s indebtedness as of December 31, 2025 and 2024 (in thousands):

	As of December 31,
	2025	2024
Mortgages payable and other notes payable:
Variable rate debt(1)(2)(5)	$—	$15,850
Loan costs, net	—	(60)

Total mortgages and other notes payable, net	—	15,790
Credit facilities:
2023 Revolving Credit Facility(3)(4)(5)	215,000	204,000
2023 Term Loan Facility(3)(4)(5)	350,000	350,000
Loan costs, net related to Term Loan Facilities	(1,070)	(3,653)

Total credit facilities, net	563,930	550,347

Total indebtedness, net	$563,930	$566,137

FOOTNOTES:

(1)	As of December 31, 2024, the Company’s mortgages and other notes payable were collateralized by five properties, with total carrying value of approximately $18.9 million.
(2)

As of December 31, 2024, the Company had interest rate protection through an interest rate cap with a notional amount of $8.0 million. Refer to Note 8. “Derivative Financial Instruments” for additional information.

(3)

During the years ended December 31, 2025 and 2024, the Company had interest rate protection through interest rate caps and swaps which as of December 31, 2025 and 2024, had notional amounts of $100.0 million and $367.0 million, respectively. Refer to Note 8. “Derivative Financial Instruments” for additional information.

(4)

As of December 31, 2025 and 2024, the Company had undrawn availability under the 2023 Revolving Credit Facility of approximately $35.0 million and $46.0 million, respectively, based on the commitments from lenders and the value of the properties in the unencumbered pool of assets supporting the loan.

(5)

Term SOFR plus an applicable margin (as defined in the respective agreements governing our credit facilities and one mortgage loan) was approximately 3.79% and 4.43% as of December 31, 2025 and 2024, respectively.

The following table details the Company’s mortgages and other notes payable as of December 31, 2025 and 2024 (in thousands):

Property and Loan Type	Interest Rate at December 31, 2025	Payment Terms	Maturity Date	December 31,
				2025	2024
Windsor Manor Communities; Mortgage Loan (1)	Term SOFR + 0.10% + 2.50% per annum	Monthly principal and interest payments based on a 25-year amortization schedule	2/28/2026	$—	$15,850

	Total variable rate debt			—	15,850

	Total mortgages and other notes payable			$—	$15,850

FOOTNOTES:

(1)	This loan has two one-year extension options.

In March 2025, the Company repaid secured indebtedness of approximately $15.8 million, consisting of debt collateralized by five properties in advance of its scheduled maturity in February 2026 using available borrowings under its $250 million senior unsecured revolving credit facility (the “2023 Revolving Credit Facility”). In April 2025, the Company used cash on hand to pay down approximately $5.0 million of amounts outstanding under the 2023 Revolving Credit Facility.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

6.	Indebtedness (Continued)

In March 2024, the Company used cash on hand to pay down approximately $10.0 million of amounts outstanding under the Company’s 2023 Revolving Credit Facility. In November 2024, the Company borrowed $16.0 million available under the 2023 Revolving Credit Facility and used cash on hand to repay a fixed rate mortgage loan of approximately $20.2 million collateralized by one property (owned through a consolidated joint venture through November 1, 2024), that matured in November 2024. The Company also repaid approximately $0.8 million of scheduled principal payments on its mortgages and other notes payable during the year ended December 31, 2024.

As part of the Company’s hedging strategy, the Company entered into interest rate cap agreements and an interest swap agreement to hedge a portion of its variable rate debt. See Note 8. “Derivative Financial Instruments” for additional information. The interest rate cap premiums incurred and amounts received from interest rate swap and interest rate cap counterparties are included in interest expense and loan costs amortization in the accompanying consolidated statements of operations.

The following is a schedule of future principal payments for the Company’s total indebtedness for the next five years and thereafter, in the aggregate, as of December 31, 2025 (in thousands):

2026	$565,000
2027	—
2028	—
2029	—
2030	—
Thereafter	—

$565,000

The Company has approximately $565.0 million outstanding under its unsecured term loan and the 2023 Revolving Credit Facility (collectively the “2023 Credit Facilities”), as of the balance sheet date which mature in May 2026. As of the balance sheet date, the Company does not have sufficient cash on hand to satisfy these obligations. The Company entered into a Merger Agreement with Sonida Senior Living, as mentioned above in Note 1. “Organization”, which is expected to close, prior to the May 2026 maturity date of the 2023 Credit Facilities. The outstanding balance of the 2023 Credit Facilities will be repaid using net sales proceeds in accordance with the terms of the Merger Agreement. To the extent that delays to closing conditions push the closing date beyond the May 2026 maturity date, CHP will request a modification to the credit agreement to add an extension option. Based on management’s historical experience in the debt market and with the lender group, initial indicaters from the market and feedback from the lender group relating to a potential extension, the Company believes it is probable it will be successful in obtaining an extension, subject to an extension fee.

The following table provides the details of the fair market value and carrying value of the Company’s indebtedness as of December 31, 2025 and 2024 (in millions):

	December 31, 2025		December 31, 2024
	Fair Value	Carrying Value	Fair Value	Carrying Value
Mortgages and other notes payable, net	$—	$—	$15.9	$15.7

Credit facilities, net(1)	$565.0	$563.9	$554.0	$550.4

FOOTNOTE:

(1)	The carrying value of credit facilities, net includes unamortized debt issuance costs of approximately $1.1 million and $3.7 million as of December 31, 2025 and 2024, respectively.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

6.	Indebtedness (Continued)

These fair market values are based on current rates and spreads the Company would expect to obtain for similar borrowings. Since this methodology includes inputs that are less observable by the public and are not necessarily reflected in active markets, the measurement of the estimated fair values related to the Company’s mortgage notes payable is categorized as Level 3 on the three-level valuation hierarchy.

The 2023 Credit Facilities contain affirmative, negative, and financial covenants which are customary for loans of this type, including (but not limited to): (i) maximum leverage, (ii) minimum fixed charge coverage ratio, (iii) minimum consolidated net worth, (iv) restrictions on payments of cash distributions except if required by REIT requirements, (v) maximum secured indebtedness, (vi) maximum secured recourse debt, (vii) minimum unsecured interest coverage, (viii) maximum unsecured indebtedness ratio, and (ix) limitations on certain types of investments and with respect to the pool of properties supporting borrowings under the 2023 Credit Facilities, minimum weighted average occupancy, and remaining lease terms, as well as property type, MSA, operator, and asset value concentration limits. The limitations on distributions generally include a limitation on the extent of allowable distributions, which are not to exceed the greater of 70% of adjusted FFO (as defined per the 2023 Credit Facilities) and the minimum amount of distributions required to maintain the Company’s REIT status. As of December 31, 2025, the Company was in compliance with all financial covenants related to its 2023 Credit Facilities.

7.	Related Party Arrangements

The Company is externally advised and has no direct employees. Certain of the Company’s executive officers are executive officers of or are on the board of managers of the Advisor.

In connection with services provided to the Company, affiliates are entitled to the following fees:

Advisor — The Advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of the Company’s assets, as well as the refinancing of debt obligations of the Company or its subsidiaries. In addition, the Advisor and its affiliates are entitled to reimbursement of actual costs incurred on behalf of the Company in connection with the Company’s organizational, offering, acquisition and operating activities. Pursuant to the Advisory Agreement, the Advisor receives investment services fees equal to 1.85% of the purchase price of properties (including its proportionate share of properties acquired through joint ventures) for services rendered in connection with the selection, evaluation, structure and purchase of assets. The Advisor will also receive a financing coordination fee for services rendered with respect to refinancing of any debt obligations of the Company or its subsidiaries equal to 1.0% of the gross amount of the refinancing. In addition, the Advisor is entitled to receive a monthly asset management fee equal to 0.8% per annum, based on the average real estate asset value (as defined in the advisory agreement) of the Company’s properties, including its proportionate share of properties owned through joint ventures. In June 2023, the Company renewed its Advisory Agreement with the Advisor for an additional two years through June 2025 and amended the terms of its advisory agreement with the Advisor. The amendment (i) revised the defined term “real estate asset value” from the greater of to the lesser of cost basis or the current independent valuation (before non-cash reserves and depreciation), and (ii) subordinated 0.05% of the 0.80% per annum asset management fee paid by the Company to the Advisor (based on the monthly average of the sum of the Company’s and the Operating Partnership’s respective daily real estate asset value). The subordinated fee will be forfeited and not paid to the Advisor in the event the Company does not achieve certain performance thresholds during certain measurement periods. In May 2025, the Advisory Agreement was renewed through June 30, 2026. No amounts were subordinated in accordance with the amended advisory agreement during the years ended December 31, 2025 and 2024.

The Company will pay the Advisor, if a substantial amount of services are provided as determined by the Company’s independent directors, a disposition fee in an amount equal to 0.8% of (a) the gross market capitalization of the Company upon the occurrence of a listing on a national securities exchange, (b) the gross consideration paid to the Company or its stockholders upon the occurrence of any other liquidity event of the Company (including the sale of the Company or a portion thereof), or (c) the gross sales price upon the sale or transfer of one or more of its properties. The Company will not pay its Advisor a disposition fee in connection with the sale of investments that are securities. A disposition fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of the Advisor, provided that when added to the sum of all brokerage and real estate fees and commissions paid to unaffiliated parties, the disposition fee to the Advisor may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the gross sales price.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

7.	Related Party Arrangements (Continued)

Under the advisory agreement and the Company’s articles of incorporation, the Advisor will be entitled to receive certain subordinated incentive fees upon (a) sales of assets and/or (b) a listing (which would also include the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of the Company’s common stock as a result of a merger, share acquisition or similar transaction). However, once a listing occurs, the Advisor will not be entitled to receive an incentive fee on subsequent sales of assets. The incentive fees are calculated pursuant to formulas set forth in the advisory agreement and the Company’s articles of incorporation. All incentive fees payable to the Advisor are subordinated to the return to investors of their invested capital plus a 6% cumulative, non-compounded annual return on their invested capital. Upon termination or non-renewal of the advisory agreement by the Advisor for good reason (as defined in the advisory agreement) or by the Company other than for cause (as defined in the advisory agreement), a listing or sale of assets after such termination or non-renewal will entitle the Advisor to receive a pro-rated portion of the applicable subordinated incentive fee.

Pursuant to the advisory agreement, the Advisor shall reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters commencing with the Expense Year ending June 30, 2013, the greater of 2% of average invested assets or 25% of net income (as defined in the advisory agreement) (“Limitation”), unless a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors (“Expense Cap Test”). In performing the Expense Cap Test, the Company uses operating expenses on a GAAP basis after making adjustments. The Company did not incur operating expenses in excess of the Limitation during the Expense Years ended December 31, 2025, 2024 and 2023.

Expense Support and Restricted Stock Agreement — Pursuant to the expense support and restricted stock agreement by and between the Company and the Advisor (as amended, the “Expense Support Agreement”), which was terminated effective June 2023, the Company’s Advisor agreed to forgo the payment of fees in cash and accept Restricted Stock for services in an amount equal to the positive excess, if any, of (a) Aggregate Stockholder Cash Distributions declared for the applicable year, over (b) aggregate MFFO, each as defined in the Expense Support Agreement. The Restricted Stock issued is subordinated and forfeited to the extent that stockholders do not receive their invested capital plus a 6% cumulative non-compounded annual return upon ultimate liquidity of the Company. Any amounts settled, and for which restricted stock shares were issued pursuant to the Expense Support Agreement, have been permanently settled and the Company has no further obligation to pay such amounts. The termination of the Expense Support Agreement in June 2023 does not impact the previously issued Restricted Stock.

As described above, the Expense Support Agreement was terminated in June 2023. No amounts were settled or paid in the form of Restricted Stock in accordance with the expense support agreements for the year December 31, 2023. As of December 31, 2025, approximately $13.6 million of asset management fees had been settled in exchange for approximately 1.3 million shares of Restricted Stock. The number of Restricted Stock shares granted to the Advisor in lieu of payment in cash was determined by dividing the expense support amount for the respective determination date by the then-current NAV per share. At grant date, no fair value was assigned to the Restricted Stock shares as the shares were valued at zero, which represented the lowest possible value estimated at vesting. In addition, the Restricted Stock shares have been treated as unissued for financial reporting purposes because the vesting criteria had not been met as of December 31, 2025.

Cash distributions paid on Restricted Stock shares for each of the years ended December 31, 2025, 2024 and 2023, were approximately $0.136 million. The cash distributions on Restricted Stock shares were recognized as compensation expense as declared and included in general and administrative expense in the accompanying consolidated statements of operations.

CNL Capital Markets LLC — CNL Capital Markets LLC, an affiliate of CNL, receives a sliding flat annual rate (payable monthly) based on the average number of investor accounts that will be open over the term of the agreement. For each of the years ended December 31, 2025, 2024 and 2023, the Company incurred approximately $0.9 million in such fees. These amounts are included in general and administrative expenses in the accompanying consolidated statements of operations.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

7.	Related Party Arrangements (Continued)

The expenses and fees incurred by and reimbursable to the Company’s related parties, for the years ended December 31, 2025, 2024 and 2023, and related amounts unpaid as of December 31, 2025 and 2024 are as follows (in thousands):

	Years Ended December 31,			Unpaid amounts as of (1)
	2025	2024	2023	December 31, 2025	December 31, 2024
Reimbursable expenses:
Operating expenses (2)	$2,893	$2,738	$2,721	$284	$211

	2,893	2,738	2,721	284	211

Investment services fee (3)	—	28	—	—	—
Financing coordination fees (4)	—	—	6,163	—	—
Asset management fees	13,846	13,353	13,856	1,151	1,116

	$16,739	$16,119	$22,740	$1,435	$1,327

FOOTNOTES:

(1)	Amounts are recorded as due to related parties in the accompanying consolidated balance sheets.
(2)

Amounts are recorded as general and administrative expenses in the accompanying consolidated statements of operations unless such amounts represent prepaid expenses, which are capitalized in the accompanying consolidated balance sheets.

(3)

For the year ended December 31, 2024, the Company incurred approximately $0.03 million in investment services fees. The fees incurred during the year ended December 31, 2024, were included in additional paid in capital in the accompanying consolidated balance sheets. For the years ended December 31, 2025 and 2023, the Company did not incur any investment services fees.

(4)

For the year ended December 31, 2023, the Company incurred financing coordination fees of approximately $6.2 million, related to the refinancing of the Company’s existing credit facilities and a loan associated with certain operating properties, of which approximately $2.7 million was expensed in the accompanying consolidated statement of operations, approximately $3.5 million were capitalized as loan costs and reflected in other assets or in credit facilities in the accompanying consolidated balance sheets. The Company did not incur any financing coordination fees for the years ended December 31, 2025 and 2024.

8.	Derivative Financial Instruments

The following summarizes the terms of the Company’s interest swaps and the corresponding liability as of December 31, 2025 and 2024 (in thousands):

Notional Amount(1)	Strike	Credit Spread (2)	Trade	Forward	Maturity Date	Fair Value Asset (Liability) as of December 31,
						2025	2024
Swaps
$267,000	4.40%	2.35%	12/7/2023	12/1/2023	12/1/2025	$—	$(689)
$80,000	4.54%	2.35%	12/8/2023	12/1/2023	12/1/2025	$—	$(307)
$20,000	4.54%	2.35%	12/8/2023	12/1/2023	12/1/2025	$—	$(77)

FOOTNOTE:

(1)	Amounts related to the interest swaps held by the Company are recorded at fair value and included in other liabilities in the accompanying consolidated balance sheets.
(2)	The all-in rates are equal to the sum of the Strike and Credit Spread detailed above.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

8.	Derivative Financial Instruments (Continued)

The following summarizes the gross and net presentation of amounts related to the Company’s derivative financial instruments as of December 31, 2024 (in thousands):

	Gross and net amounts of asset (liability)			Gross amounts
	As of December 31, 2024			as of December 31, 2024
Notional Amount	Gross Amount	Offset Amount	Net Amount	Financial Instruments	Cash Collateral	Net Amount
Swaps
$267,000	$(689)	$—	$(689)	$(689)	$—	$(689)
$80,000	$(307)	$—	$(307)	$(307)	$—	$(307)
$20,000	$(77)	$—	$(77)	$(77)	$—	$(77)

In November 2025, the Company purchased a forward interest rate cap with an effective date of December 1, 2025 in advance of the December 1, 2025 maturity date of the interest rate swaps. The Company paid approximately $0.01 million to purchase this short-term interest rate cap with a notional value of $100.0 million, a strike price of 5.5%, and a maturity date of May 2026, to hedge a portion of its variable rate interest exposure relating to the 2023 Credit Facilities. During the year ended December 31, 2024, the Company purchased short term interest rate caps and periodically replaced them, relating to approximately $16 million of variable rate secured indebtedness (each with notional values of $8.0 million with strike prices ranging between 3.0% and 3.5%). The Company paid approximately $0.1 million in interest rate cap premiums during the year ended December 31, 2024. As of December 31, 2025 and 2024, the fair value of these interest rate caps were $0 and included in other assets in the accompanying consolidated balance sheets.

Although the Company has determined that the majority of the inputs used to value its derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. The Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative financial positions and has determined that the credit valuation adjustments on the overall valuation adjustments are not significant to the overall valuation of its derivative financial instruments. As a result, the Company determined that its derivative financial instruments valuation in its entirety is classified in Level 2 of the fair value hierarchy. Determining fair value requires management to make certain estimates and judgments. Changes in assumptions could have a positive or negative impact on the estimated fair values of such instruments which could, in turn, impact the Company’s results of operations.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

9.	Equity

Stockholders’ Equity:

Purchase of Noncontrolling Interest —As of December 31, 2023, the Company indirectly owned one property through a 95% controlling interest in the Watercrest at Katy Joint Venture, its only subsidiary classified as a VIE. Effective November 1, 2024, the Company acquired the remaining 5% interest in the subsidiary from its non-controlling interest venture partner for approximately $1.5 million and as a result, owns a 100% controlling interest in the Watercrest at Katy Joint Venture. The Company recorded approximately $0.5 million as a reduction of noncontrolling interest and approximately $1.0 million as a reduction to capital in excess of par value in the accompanying consolidated balance sheets.

Distributions — For each of the years ended December 31, 2025, 2024 and 2023, the Company declared cash distributions of approximately $17.8 million, and all of which were paid in cash to stockholders.

The tax composition of the Company’s distributions declared for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Years Ended December 31,
	2025	2024	2023
Return of capital	100.00%	100.00%	100.00%

Other comprehensive income (loss) — The following table reflects the effect of derivative financial instruments held by the Company and included in the consolidated statements of comprehensive income (loss) for the years ended December 31, 2025, 2024 and 2023 (in thousands):

Derivative financial instruments	Gain (loss) recognized in other comprehensive loss on derivative financial instruments			Location of gain (loss) reclassified into earnings	Gain (loss) reclassified from accumulated other comprehensive income (loss) into earnings
	Years Ended December 31,				Years Ended December 31,
	2025	2024	2023		2025	2024	2023
Interest rate swaps	$1,073	$1,488	$(2,561)	Interest expense and loan cost amortization	$—	$—	$—
Interest rate caps	(7)	11	5	Interest expense and loan cost amortization	(31)	(173)	(3,325)

Total	$1,066	$1,499	$(2,556)		$(31)	$(173)	$(3,325)

The Company expects approximately $0.01 million related to its interest rate cap to be reclassified into earnings in the next 12 months. The Company does not have any interest rate swaps as of December 31, 2025.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

10.	Income Taxes

For the years ended December 31, 2025, 2024 and 2023, the Company recorded net current tax expense and deferred tax assets related to deferred income at its TRS entities. The components of the income tax expense for the years ended December 31, 2025, 2024 and 2023 were as follows (in thousands):

	Years Ended December 31,
	2025	2024	2023
Current:
Federal	$—	$(16)	$(12)
State	(700)	(595)	(548)

Total current expense	(700)	(611)	(560)

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred expense	—	—	—

Income tax expense	$(700)	$(611)	$(560)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2025 and 2024 are as follows:

	2025	2024
Carryforwards of net operating loss	$19,620	$20,946
Other	1,162	914
Valuation allowance	(20,782)	(21,860)

Deferred tax assets, net	$—	$—

A reconciliation of the income tax expense computed at the statutory U.S. federal tax rate on income before income taxes is as follows (in thousands):

	Years Ended December 31,
	2025		2024		2023
Tax (expense) benefit computed at federal statutory rate	$1,703	21.00%	$2,899	21.00%	$5,272	21.00%
Impact of REIT election	(3,105)	(38.28)	(3,316)	(24.02)	(3,893)	(15.50)
State income tax expense net of federal benefit	(376)	(4.64)	(160)	(1.16)	196	0.78
Effect of change in valuation allowance	1,078	13.29	(34)	(0.25)	(2,135)	(8.51)

Income tax expense	$(700)	(8.63)%	$(611)	(4.43)%	$(560)	(2.23)%

The Company’s TRS entities had net operating loss carryforwards for federal and state purposes of approximately $70.2 million and $76.9 million as of December 31, 2025 and 2024, respectively, to offset future taxable income. If not utilized, the federal net operating loss carryforwards will begin to expire in 2032, with $65.2 million having an indefinite carryforward period. State net operating loss carryforwards are currently subject to various expirations. The Company analyzed its material tax positions and determined that it has not taken any uncertain tax positions. The tax years 2022 and forward remain subject to examination by taxing authorities.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

10.	Income Taxes (Continued)

For the years ended December 31, 2025, 2024 and 2023, the states that individually represented greater than five percent of the total state and local income tax expense were as follows:

	Years Ended December 31,
	2025		2024		2023
Texas	$(448)	(64.01)%	$(383)	(62.68)%	$(386)	(68.93)%
Oregon	(197)	(28.14)%	(188)	(30.77)%	(161)	(28.75)%
Maryland	(43)	(6.14)%	—	—%	—	—%
Other	(12)	(1.71)%	(40)	(6.55)%	(13)	(2.32)%

Total state and local income tax expense	$(700)	(100.00)%	$(611)	(100.00)%	$(560)	(100.00)%

For the years ended December 31, 2025, 2024 and 2023, cash taxes paid (net of refunds received) for individual jurisdictions where the amounts paid were equal to or exceeded five percent of total cash taxes, were as follows:

	Years Ended December 31,
	2025		2024		2023
Texas	$402	60.27%	$388	64.60%	$269	58.93%
Oregon	200	30.00	185	30.77	170	37.21
Maryland	50	7.49	—	—	—	—

Total state and local income tax paid	$652	97.76%	$573	95.37%	$439	96.14%

11.	Segment Information

Operating segments are components of an entity for which separate financial information is available and is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Management evaluates the Company’s seniors housing properties regardless of type or ownership structure as a single reportable segment as a result of aggregating multiple operating segments, because all of the Company’s properties have similar economic characteristics and provide similar services to similar types of residents. The CODM consists of the Chief Executive Officer and the Senior Vice President who oversees asset management and operations.

The CODM has concluded that the measure of operating performance most consistent with the Company’s consolidated financial statements by which the CODM assesses segment performance and allocates resources is net operating income (“NOI”). NOI is used as a key performance metric by the CODM for internal monitoring and planning purposes, including the preparation of annual operating budgets and monthly operating reviews, as well as to facilitate analysis of future investment and business decisions. The CODM does not receive asset information by segment.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2025

11.	Segment Information (Continued)

NOI, defined as total revenues less the property operating expenses and property management fees from managed properties (collectively the significant expenses), is reconciled to consolidated net loss in the table below (in thousands):

	Years Ended December 31,
	2025	2024	2023
Revenues:
Rental income and related revenues	$28,467	$27,298	$26,920
Resident fees and services	364,180	338,662	314,560

Total revenues	392,647	365,960	341,480

Property operating expenses:
Property operating expenses	262,516	245,537	235,524
Property management fees	18,047	16,712	15,438

Total property operating expenses	280,563	262,249	250,962

Net operating income (NOI)	112,084	103,711	90,518

Other expenses (income):
General and administrative expenses	12,668	8,759	9,101
Asset management fees	13,846	13,353	13,856
Financing coordination fees	—	—	2,671
Depreciation and amortization	51,739	50,689	51,234
Interest and other income	(1,704)	(1,141)	(3,113)
Interest expense and loan cost amortization	43,645	45,858	41,873
Income tax	700	611	560

Total other expenses	120,894	118,129	116,182

Net loss	$(8,810)	$(14,418)	$(25,664)

12.	Concentration of Credit Risk

For the years ended December 31, 2025, 2024 and 2023, the Company had a geographical concentration accounting for 10% or more of its total revenues, as follows:

	Type of Concentration	Years Ended December 31,
		2025	2024	2023
State of Texas (1)	Geographical	20.6%	20.6%	21.2%

FOOTNOTE:

(1)

Includes rental income and related revenues and resident fees and services. Adverse economic developments in this geographical area could significantly impact the Company’s results of operations and cash flows from operations, which in turn would impact its ability to pay debt service and make distributions to stockholders.

13.	Commitments and Contingencies

From time to time, the Company may be a party to legal proceedings in the ordinary course of, or incidental to the normal course of, its business, including proceedings to enforce its contractual or statutory rights. While the Company cannot predict the outcome of these legal proceedings with certainty, based upon currently available information, the Company does not believe the final outcome of any pending or threatened legal proceeding will have a material adverse effect on its results of operations or financial condition.

The Company’s Advisor has approximately 1.3 million contingently issuable Restricted Stock shares for financial reporting purposes that were issued pursuant to the Advisor expense support agreement. Refer to Note 8. “Related Party Arrangements” for information on distributions declared related to these Restricted Stock shares.